
<ARTICLE>                  5

<PERIOD-TYPE>                                        6-MOS
<FISCAL-YEAR-END>                                    MAR-31-2000
<PERIOD-END>                                         SEP-30-1999
<CASH>                                               256,437
<SECURITIES>                                         1,841,844
<RECEIVABLES>                                        48,610
<ALLOWANCES>                                         000
<INVENTORY>                                          000
<CURRENT-ASSETS>                                     000
<PP&E>                                               12,099,792
<DEPRECIATION>                                       000
<TOTAL-ASSETS>                                       15,672,260<F1>
<CURRENT-LIABILITIES>                                000
<BONDS>                                              000
<COMMON>                                             000
<PREFERRED-MANDATORY>                                000
<PREFERRED>                                          000
<OTHER-SE>                                           3,979,444
<TOTAL-LIABILITY-AND-EQUITY>                         15,672,260<F2>
<SALES>                                              000
<TOTAL-REVENUES>                                     1,193,936<F3>
<CGS>                                                000
<TOTAL-COSTS>                                        000
<OTHER-EXPENSES>                                     1,315,648<F4>
<LOSS-PROVISION>                                     000
<INTEREST-EXPENSE>                                   453,459
<INCOME-PRETAX>                                      000
<INCOME-TAX>                                         000
<INCOME-CONTINUING>                                  000
<DISCONTINUED>                                       000
<EXTRAORDINARY>                                      000
<CHANGES>                                            000
<NET-INCOME>                                         (1,013,744)<F5>
<EPS-BASIC>                                        (16.73)
<EPS-DILUTED>                                        000

<F1>Included in Total Assets:  Tenant security deposits of $75,250,  Investments in Local Limited Partnerships of $945,156, Mortgage escrow deposits of $114,338, Replacement reserves of $193,660, Deferred fees, net of accumulated amortization of $39,962 and Other assets of $57,211. <F2>Included in Total Liabilities and
Equity: Mortgage notes payable of $11,438,389, Accounts payable to affiliates of $28,063, Accounts payable and accrued expenses of $216,039, Accrued interest payable of $118,932, Security deposits payable of $64,467 and Minority interests in Local Limited Partnerships of $(173,074). <F3>Total Revenue includes: Rental of $1,096,843, Investment of $62,173 and Other of $34,920. <F4>Included in Other
Expenses: Asset management fees of $134,666, General and administrative of $65,029, Rental operations, exclusive of depreciation of $497,630, Property management fees of $47,940, Depreciation of $278,930 and Amortization of $291,453. <F5>Net loss reflects: Equity in losses of Local Limited Partnerships of $(443,274) and Minority interests in losses of Local Limited Partnerships of $4,701.

